Exhibit 5.1

August 11, 2020

Remark Holdings, Inc.

800 S. Commerce St.

Las Vegas, NV 89106

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Remark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (as may be amended from time to time, the “Registration Statement”) relating to the offering of up to a total of 150,000 units (the “Units”) consisting of 600,000 shares of 9.5% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred”) and 150,000 warrants to purchase common stock (the “Warrants”, and together with the Warrant Shares (as defined below), the Units and the Series A Preferred, the “Securities”), plus the grant of an over-allotment option for the issuance, sale and delivery of an additional 22,500 Units, consisting of a total of 90,000 shares of Series A Preferred and 22,500 Warrants, all to be sold by the Company pursuant to the terms of that certain underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company, Roth Capital Partners, LLC and The Benchmark Company, LLC. Each Unit consists of (i) four shares of Series A Preferred and (ii) one Warrant which may become exercisable to purchase one share of the Company’s common stock, par value $0.001 per share (the “Warrant Shares”). The Securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”).

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”).

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Prospectus, (iii) the Amended and Restated Certificate of Incorporation, as amended through the date hereof, (iv) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (v) the Certificate of Designations, Rights and Preferences of 9.5% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Certificate of Designations”) to be filed with the Secretary of State of the State of Delaware, (vi) the form of Warrant, (vii) the form of the Warrant Agent Agreement pursuant to which the Warrants are to be issued, (viii) certain resolutions adopted by the Board of Directors of the Company, (ix) the Underwriting Agreement and (x) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein. We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined.  As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

August 11, 2020

Based upon, subject to and limited by the foregoing, we are of the opinion that: (i) the shares of Series A Preferred, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable in accordance with the terms of the Certificate of Designations, (ii) the Warrants, when issued as set forth in the Registration Statement will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the Warrant Shares have been duly authorized, and if, as and when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.  This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

August 11, 2020

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP